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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                         Heftel Broadcasting Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Class A Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                   422799 10 6
                                   -----------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement. / /

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


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CUSIP:  422799 10 6                                                  Page 2 of 5

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susan Heftel-Liquido

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a)  / /
                                                                        (b)  / /

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

----------------
                                    5.      SOLE VOTING POWER
NUMBER OF
                                            -0-
SHARES
BENEFICIALLY                        6.      SHARED VOTING POWER

OWNED BY                                    -0-

EACH                                7.      SOLE DISPOSITIVE POWER

REPORTING                                   -0-

PERSON                              8.      SHARED DISPOSITIVE POWER

WITH                                        -0-
----------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                     / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON

         IN


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CUSIP:  422799 10 6                                                  Page 3 of 5




ITEM
1.

(a)  Heftel Broadcasting Corporation
(b)  6767 West Tropicana Avenue, Suite 102
     Las Vegas, Nevada 89103

ITEM 2.

(a)  Susan Heftel-Liquido
(b)  1414-A Mele Manu Street
     Hilo, Hawaii  96720
(c)  U.S.A.
(d)  Class A Common Stock
(e)  422799 10 6

ITEM 3.

     Not applicable.

ITEM 4.  Ownership.

     Not applicable.

ITEM 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /X/

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.

ITEM 8.  Identification and Classification of Members of the Group.

     Not applicable.


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CUSIP:  422799 10 6                                                  Page 4 of 5

ITEM 9.   Notice of Dissolution of Group.

     Not applicable.

ITEM 10.  Certification.

     Not applicable.


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CUSIP:  422799 10 6                                                  Page 5 of 5

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February __, 1997


                                                  /s/ Susan Heftel-Liquido
                                                  ----------------------------
                                                      Susan Heftel-Liquido